Exhibit 10.1

SERVE OPERATING CO.
a wholly-owned subsidiary of
SERVE ROBOTICS INC.

March 24, 2024

Brian William Read

Dear Brian,

Serve Operating Co., a Delaware corporation (the “Company”) and wholly-owned subsidiary of Serve Robotics Inc., a Delaware corporation (“Parent”), is pleased to offer you employment with the Company on the terms described below. Your start date of employment with the Company is anticipated to be April 29, 2024 (such actual start date of your employment, the “Start Date”).

1. Position. You will start in a full-time position as Chief Financial Officer and you will initially report to the Company’s Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Base Salary. You will be paid a starting salary at the rate of $250,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions. Additionally, you will receive a one-time signing bonus of $25,000, payable in the first payroll after 90 days of your employment commencement, subject to applicable taxes and withholdings. Please be advised, should you voluntarily terminate your employment within one year of your start date, you are obligated to repay the full amount of the signing bonus to the company.

3. Equity Award

(a) Equity Award. Subject to the approval of Parent’s Board of Directors (the “Board”), you will be granted restricted stock units representing 240,000 shares of Parent’s Common Stock (the “Equity Award”). The Equity Award will vest over 4 years at the rate of 25% of the total number of Equity Award shares on the 1 year anniversary of your Start Date (the “Cliff Period”) and 1/48th of the total number of Equity Award shares on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date. If you experience an Involuntary Termination or Resignation for Good Reason (each as defined below) within the Cliff Period, you will be entitled to pro rata acceleration of the Equity Award based on the number of months of service you provided to the Company (and for the avoidance of doubt, not the number of shares you may otherwise be entitled should you have completed the Cliff Period).

(b) Additional Terms. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Equity Award. The Equity Award will be subject to the terms and conditions set forth in Parent’s 2023 Equity Incentive Plan (the “Plan”) and the Company’s standard form of restricted stock unit agreement, which you will be required to sign.

4. Payments upon Termination For Any Reason. Upon termination of your employment for any reason, you shall be paid all accrued but unpaid base salary, reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates, and all accrued but unused vacation (collectively, the “Accrued Payments”).

5. Termination without Cause or with Good Reason. If you experience an Involuntary Termination or Resignation for Good Reason, in each case, including during the Change of Control Period (as defined below), then subject to your satisfaction of the Conditions (as defined below), you shall be entitled to receive the following severance benefits:

a. an amount equal to the sum of six (6) months of your then current base salary paid over the six (6) month period, on the schedule described below (the “Salary Continuation”); and

b. if you timely elect continued coverage under COBRA for yourself and your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (i) the last day of the six (6) month period following the termination of your employment, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

The Salary Continuation will be paid over the six (6) month period following such termination date in accordance with the Company’s standard payroll procedures on the Company’s regularly scheduled payroll dates, commencing with the first regularly scheduled payroll date that occurs on or after the Deadline Date (as defined below), with the first payment being equal to the total payments that would have been paid had payments commenced on the first payroll date on or after the date of such termination; provided the Salary Continuation shall be paid in the form of a lump sum payment if the Involuntary Termination or Resignation for Good Reason occur during the Change of Control Period (unless the Board reasonably determines that such lump sum payment would materially impair the Company’ existing liquidity, in which case such payments shall be paid over the six (6) month period as provided above).

If there is a Change of Control (as defined below), for purposes hereof, the “Change of Control Period” is the period commencing on the date that is sixty (60) days before the closing of a Change of Control and ending on the date that is one (1) year after the effective date of that Change of Control.

6. Conditions. Any other provision of this letter agreement notwithstanding, no rights to any benefit (whether related to equity vesting or acceleration thereof or otherwise), related to an Involuntary Termination or a Resignation for Good Reason shall be given effect unless and until: (a) you have executed (and do not revoke) a full and complete general release of all claims that you may have against the Company, or persons affiliated with the Company, including its employees and stockholders, on the Company’s standard form provided by the Company (the “Release”) and such Release has become effective no later than the 45th day after the date of your Involuntary Termination or Resignation for Good Reason (the “Deadline Date”); (b) you have returned all Company property in your possession within ten (10) business days following the date of your Involuntary Termination or Resignation for Good Reason; (c) you have signed a written declaration declaring that such Company property has been returned and that you shall completely honor and abide by any on-going obligations you may have to Company that may survive such termination, including without limitation any such surviving obligations with respect to inventions, confidential information, non-solicitation, and non-competition effective no later than the Deadline Date; and (d) in the event you experience a Resignation for Good Reason, if requested by the Board, you shall (i) work as a consultant to the Company up to 20 hours/week over the first two months following your last day of service (the “Transition Period”) to, among other duties, transition your knowledge and information regarding the Company and otherwise transition your services to persons designated by the Company and (ii) within forty-five (45) days following the last day of the Transition Period, if any, you shall execute another Release, without revocation to continue receiving any remaining severance amounts (collectively, the “Conditions”).

7. Definitions.

a. “Cause” for termination of your continuous service shall be as defined in Section 2(g)(i) of the Plan.

b. “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

c. “Change of Control” shall have such meaning as defined in the Plan, provided that a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

d. “Involuntary Termination” means the termination of your continuous service with the Company other than for death or Disability (as defined above) or for Cause (as defined above) by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate. In order for you to be subject to an Involuntary Termination for Cause, the Company must provide you written notice of such Cause within 30 days of the Company determining such Cause as occurred. Upon receipt of such notice, you will have 30 days during which you may remedy the Cause condition. If the Cause condition is not remedied within such 30 day period, the Company must Involuntarily Terminate you within 30 days following the expiration of such cure period.

e. “Resignation for Good Reason” means your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of your duties, authority, responsibilities or reporting relationship, relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction, provided that neither (x) reporting to any chief executive officer of the Company or (y) a mere change in title alone in connection with a Change of Control shall constitute a material diminution of your authority, duties or responsibilities; (ii) the Company (or its successor) conditions your continued service on you being transferred to a site of employment that would increase your one-way commute by more than 50 miles from your then-principal residence; (iii) a 20% or greater reduction in your then-current base salary, provided that an across-the-board reduction in the base compensation of all other senior executives, to the extent there are others, by the same percentage amount as part of a general compensation level reduction shall not constitute such a base salary reduction; or (iv) a material breach by the Company of any of its obligations under this letter agreement. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the Company’s 30-day cure period.

8. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

9. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A (the “CIIAA”).

10. Company Policies. As a condition of your employment, you must become familiar with all policies of the Company that are applicable to you, as such policies are changed from time to time, and must comply with all such policies, and in each case you agree that you will do so.

11. At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

12. No Conflicts. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that would prohibit or otherwise restrict you from performing your duties for the Company. Without limiting any terms of the CIIAA, you may not use or disclose in connection with your performance of your duties for the Company any trade secrets or other proprietary information or intellectual property in which you or any other person (including but not limited to any former employer or company for whom you consulted) has an interest and you confirm that your employment with the Company will not infringe or otherwise violate any other person’s rights. Further, you must abide by any contractual obligations to which you are subject that require you to refrain from soliciting any person employed by or otherwise associated with any former or current employer or company for whom you consulted. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

13. Outside Activities. While employed by the Company, you must devote your full business efforts and time to the Company. Without limiting the generality of the foregoing, to the fullest extent permitted under applicable laws, while you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

14. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

15. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This letter and the CIIAA sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Modifications and Waivers. No provision of this letter shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Severability. If any provision of this letter becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with applicable laws. All the other terms and provisions of this letter shall continue in full force and effect without impairment or limitation.

(e) No Assignment. This letter and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this letter freely without restriction, including to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution via DocuSign, facsimile copy or scanned image will have the same force and effect as execution of an original, and a DocuSign, facsimile or scanned image signature will be deemed an original and valid signature.

(g) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

If you wish to accept this offer, please sign and date this letter and the enclosed CIIAA and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential and current employees. Your job offer, therefore, may be contingent upon a clearance of such a background investigation and/or reference check, if any.

We look forward to your favorable reply and to working with you at Serve Robotics!

Very truly yours,

SERVE OPERATING CO.

/s/ Ali Kashani
Ali Kashani, CEO

ACCEPTED AND AGREED:

Brian William Read
(Print Name)

/s/ Brian William Read
(Signature)

3/26/2024
Date

Enclosure:

Attachment A: Confidential Information and Invention Assignment Agreement

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